Exhibit 10.92
WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

DATED 8TH JANUARY 2015

Carl-Olav Scheible	(1)
- and -
MoneyGram International Limited	(2)

Settlement agreement

1H6700.000056 Ref: CM2MT/5607128
Hogan Lovells International LLP Atlantic House, Holborn Viaduct, London EC1A 2FG

- i -

CONTENTS
CLAUSE    PAGE
1.TERMINATION    1
2.PERIOD UP TO THE TERMINATION DATE    1
3.TERMINATION PAYMENT    2
4.TAX    2
5.STOCK OPTIONS AND RESTRICTED STOCK UNITS    2
6.EXPENSES    3
7.COMPANY PENSION    3
8.LEGAL COSTS    3
9.OUTPLACEMENT SERVICES    3
10.REFERENCES AND ANNOUNCEMENTS    3
11.DIRECTORSHIPS    4
12.COMPANY PROPERTY    4
13.CONFIDENTIALITY    4
14.RESTRICTIONS    5
15.FULL AND FINAL SETTLEMENT    5
16.REPRESENTATIONS AND WARRANTIES    7
17.COMPROMISE AND SETTLEMENT AGREEMENTS    8
18.MISCELLANEOUS    8
19.APPLICABLE LAW AND JURISDICTION    8

SCHEDULES

1.	AGREED REFERENCE 10

2.	RESIGNATION OF DIRECTORSHIP 11

3.	CERTIFICATE FROM THE INDEPENDENT LEGAL ADVISER 12

4.	ANNOUNCEMENT 13

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT
THIS AGREEMENT is made on     8th January 2015
BETWEEN:

(1)	Carl-Olav Scheible of 10 Melville Ave, London SW20 0NS ("you"); and

(2)	MoneyGram International Limited whose registered office is at 1st Floor, Senator House, 85 Queen Victoria Street, London EC4V 4AB (the "Company").
INTERPRETATION:
In this Agreement
"Adviser" means a relevant independent adviser (as defined in section 203 Employment Rights Act 1996) from whom you have received legal advice as to the terms of this Agreement and its effect and, in particular, its effect on your ability to pursue your rights before an Employment Tribunal;
"Group Company" means any company which for the time being is:

(a)	a parent undertaking (as defined by the Companies Act 2006) of the Company; or

(b)	any subsidiary undertaking (as defined by the Companies Act 2006) of any such parent undertaking or of the Company; and
"Termination Date" means 28 February 2015.
WHEREAS:

(1)	Your employment with the Company will terminate on the Termination Date.

(2)
Without any admission of liability, the Company has agreed to settle all claims and potential claims that you have or may have against the Company and/or any Group Company arising out of your employment and/or your directorships and/or the termination of your employment and/or your resignation from your directorships on the following terms.

IT IS AGREED:

2.	TERMINATION
Your employment will terminate on the Termination Date by reason of redundancy.

3.	PERIOD UP TO THE TERMINATION DATE

3.1
During your employment up to the Termination Date you will continue to be bound by all the terms of your contract of employment and the Staff Manual, the Code of Conduct and all other Company policies, procedures and rules as may be in force from time to time.

3.2	You agree that you will undertake all such tasks and duties as are necessary to ensure that there is a smooth handover of your responsibilities.

3.3	You will receive:

(a)	your salary and other contractual benefits up to and including the Termination Date in the normal way; and

(b)	any pay in lieu of accrued but untaken holiday,
less deductions for income tax and national insurance contributions at appropriate rates. Your P45 will be issued to you.

3.4	Save as set out in this Agreement, you have no other entitlements to salary or any other contractual or other benefits.

4.	TERMINATION PAYMENT

4.1
Subject to and conditional upon your compliance with all the terms of this Agreement the sum of £316,000 (the "Termination Payment") will be paid to you as compensation for termination of your employment which shall be apportioned as follows:

(a)
£158,000 by way of payment in lieu of notice in accordance with clause 20.5 of your Service Agreement dated 16 March 2012 subject to deductions for income tax and National Insurance contributions in the normal way (the "Notice Payment"); and

(b)
£158,000 as an ex gratia termination payment including your entitlement to a statutory redundancy payment calculated by reference to your age, length of service and a maximum weekly wage of £464 (the "Ex-Gratia Payment").

4.2
The Termination Payment will be processed within the payroll run following the later of the Termination Date and the date of receipt by the Company of this Agreement signed by you together with the Adviser's certificate at Schedule 3 signed by your Adviser.

4.3
You will receive a 2014 bonus payment under the Performance Bonus Plan (the "Bonus Payment"). Your individual performance will be measured at 85% of target for the purposes of the Bonus Payment. The Bonus Payment will be paid less deductions for income tax and national insurance contributions at appropriate rates and at the same time as the Termination Payment and subject to the same conditions.

5.	TAX

5.1
The Notice Payment will be paid subject to deductions for tax and national insurance contributions. The first £30,000 of the Ex Gratia Payment can be paid without deduction of tax but income tax at the appropriate rate or rates will be deducted from the remainder before payment.

5.2
You agree that you will be responsible for paying any income tax which may be assessed on the Termination Payment and the value of all other benefits provided to you under this Agreement (save for any sums actually deducted by the Company). You further agree to indemnify and keep indemnified the Company and any Group Company in respect of any further income tax and/or employee's national insurance contributions (including any interest, penalties, costs and fines) (the "Further Tax") which the Company or any Group Company may incur in respect of this Agreement other than in relation to the sums deducted by the Company under this Agreement provided that the Company will make no payment of such Further Tax without particulars of any such payment being given to you and you being given the opportunity at your own expense to dispute any such payment.

6.	STOCK OPTIONS AND RESTRICTED STOCK UNITS

6.1	Stock Options
You may exercise any stock options granted to you under the MoneyGram International Inc. 2005 Omnibus Incentive Plan (the "Plan") to the extent permitted under the Plan and in accordance with and subject to the rules of the Plan and the relevant Stock Option Agreement which you entered into with MoneyGram International Inc.. Your employment will be treated as having been terminated without Cause for the purposes of:

(a)	the Global Stock Option Agreement dated 16 April 2012; and

(b)	the Global Stock Option Agreement dated 26 February 2013.

6.2	Restricted Stock Units
The Restricted Stock Units granted to you under the Plan will vest to the extent permitted under the Plan and in accordance with and subject to the rules of the Plan and the relevant Restricted Stock Unit Award Agreement which you entered into with MoneyGram International Inc. and to the achievement of any applicable performance conditions. Your employment will be treated as having been terminated without Cause for the purposes of:

(a)	the Performance Restricted Stock Unit Award Agreement dated 16 April 2012;

(b)	the Performance Restricted Stock Unit Award Agreement dated 26 February 2013;

(c)	the Global Time-Based Restricted Stock Unit Award Agreement dated 24 February 2014; and

(d)	the Global Performance-Based Restricted Stock Unit Award Agreement dated 24 February 2014.

7.	EXPENSES
The Company will reimburse you for any expenses properly and reasonably incurred by you in the performance of your duties on or before the Termination Date. Any such claim must be submitted within 7 days of the Termination Date in accordance with the Company's normal procedure.

8.	COMPANY PENSION
You will receive a statement of your accrued pension benefits under the Company's Group Personal Pension Plan and the options available to you for dealing with the accrued sums.

9.	LEGAL COSTS
The Company will pay direct to your Adviser his/her legal costs in connection with advising you on the termination of your employment up to a maximum of £700 plus VAT on receipt of an appropriate invoice addressed to you but stated to be payable by the Company.

10.	OUTPLACEMENT SERVICES
The Company will arrange for you to receive and will pay for outplacement services through the Company-provided vendor (in alignment with Company practice) up to a maximum of £3,000 plus VAT to assist you in adjusting to the termination of your employment and finding other gainful employment.

11.	REFERENCES AND ANNOUNCEMENTS

11.1
Subject to any overriding regulatory obligations or requirements, the Company will provide prospective employers on request with a reference in the form set out in Schedule 1 and will respond to all oral enquiries in a manner consistent with such reference. Where any overriding regulatory obligations or requirements require a deviation from the agreed reference, the Company will first take reasonable steps to notify you of any proposed change to that reference and will reasonably consider any comments you may have before issuing the reference to a third party.

11.2	An announcement in the form set out in Schedule 4 will be issued by the Company to staff and any relevant third party to announce your departure.

12.	DIRECTORSHIPS
You agree to resign on such specified date as requested by the Company from your directorship of the Company and from all your other directorships and other offices in any Group Companies by signing a letter of resignation in the form set out in Schedule 2. If you hold any trusteeships or other offices relating to the Company and/or any Group Company you will on request resign from them and execute such documents as may be necessary to give effect to your resignation.

13.	COMPANY PROPERTY

13.1
You undertake that you shall return to the Company no later than the Termination Date all mobile phones, blackberry devices, laptops, keys, credit cards, correspondence, documents, reports, papers, records and data (including notes, summaries and extracts) which relate to the Company or its business or that of any Group Company, held in any form (including electronically) and any other Company property or property of any Group Company which is in your possession or under your control, together with all copies of the same.

13.2
You also confirm that by no later than the Termination Date you shall delete from your personal computer and any other personal electronic device any information which relates to the Company or any Group Company or its or their business or that of its or their clients and which you acquired during or as a result of your employment with the Company or material whose copyright belongs to the Company or any Group Company, which is stored electronically or in any recoverable form and that you have made no copies of those materials whether onto hard drive or onto any other medium whether allowing for their reproduction or otherwise, nor passed them on to any third party and that you have not incorporated or adapted any such materials into any material belonging to you or a third party.

14.	CONFIDENTIALITY

14.1	You acknowledge that you remain bound by and will comply with your on-going duties of confidentiality to the Company and to any Group Company and shall not:

(a)
disclose to any person, firm, company or organisation whatsoever (save as may be required by law or to any regulatory authority or for the purposes of obtaining advice from professional advisers in relation to this Agreement); or

(b)	otherwise make use of,
any confidential or commercially sensitive information which you have or may have acquired in the course of your employment and which relates to the Company and/or any Group Company or to its or their business.
Information which has entered the public domain (otherwise than as a result of any breach by you of any obligation owed by you to the Company or any Group Company) shall cease to be confidential.

14.2
The terms of this Agreement, the circumstances in which your employment was terminated and all discussions on these subjects shall be treated by you and the Company as confidential and shall not be disclosed to any other person save:

(a)	to the Company's Board of Directors/senior management;

(b)	to those other individuals at the Company or a Group Company who the Company deems disclosure reasonably necessary for a business reason;

(c)	to those individuals who will be required to give effect to the terms of this Agreement;

(d)	as may be required by law or to any regulatory authority (including disclosure required by the United States Securities and Exchange Commission);

(e)	for the purposes of obtaining advice from professional advisers in connection with this Agreement;

(f)	in your case, to confirm to a prospective employer that the reason for the termination of your employment was redundancy; or

(g)	in your case, your immediate family.
In the case of disclosures to your immediate family, you may not disclose any such information until you have procured that the person to whom such matters are disclosed will keep confidential the information you impart to them.

14.3
The parties agree not to act in any manner detrimental to each other including, in your case, to any Group Company, and you agree not to make, or cause to be made, any derogatory statements concerning the Company, any Group Company, or its or their business or officers or employees.

14.4
You agree not to make, or cause to be made, any statement or comment to the press (whether local, national or specialist) or any other media concerning your employment with the Company, or its termination, or your resignation or removal from any directorships or other offices with the Company or any Group Company without the prior written consent of the Company. The Company agrees not to authorise the publication of any derogatory statements concerning you.

15.	RESTRICTIONS
You acknowledge you remain bound by and undertake to continue to observe clause 15 (Restrictions During Employment), clause 17 (Confidential Information) and clause 22 (Restrictive Covenants) of your Service Agreement dated 16 March 2012 notwithstanding the termination of your employment.

16.	FULL AND FINAL SETTLEMENT

16.1
Without any admission of liability by the Company, you agree to accept the terms set out in this Agreement in full and final settlement of any and all claims, demands, costs, expenses or rights of action which you have or may have against the Company or any Group Company or any of its or their officers or employees, whether under English law and/or the law of any other jurisdiction in the world and whether at common law, statutory, pursuant to European Union law or otherwise, however arising, in connection with your employment and/or its termination and/or your directorships and/or your removal or resignation from them including, for the avoidance of doubt, in respect of the period between the date of this Agreement and the Termination Date (the "Identified Issues") (but excluding any claim in respect of accrued pension entitlement or personal injury of which you are aware and any claims to enforce the terms of this Agreement).

16.2	In particular, but without limitation, the waiver and release contained in clause 15.1 extends to:

(a)	any claim for damages for breach of contract (whether brought before an Employment Tribunal or otherwise); and

(b)	any claim for personal injury of which you are aware; and

(c)	any statutory claims which you have or may have for:

(i)	unfair dismissal;

(ii)	a redundancy payment;

(iii)	equal pay and/or equality of terms under the Equality Act 2010 and/ or the Equal Pay Act 1970;

(iv)	discrimination, harassment and/or victimisation related to sex under the Equality Act 2010 and/ or the Sex Discrimination Act 1975;

(v)	discrimination, harassment and/or victimisation related to race under the Equality Act 2010 and/ or the Race Relations Act 1976;

(vi)	discrimination, harassment and/or victimisation related to disability under the Equality Act 2010 and/ or the Disability Discrimination Act 1995;

(vii)	a detriment under section 47B (whistleblowing) of the Employment Rights Act 1996;

(viii)	a claim for unlawful deductions under Part II of the Employment Rights Act 1996;

(ix)	a claim under the Working Time Regulations 1998;

(x)	a claim under the Trade Union and Labour Relations (Consolidation) Act 1992;

(xi)	discrimination, harassment and/or victimisation related to religion or belief under the Equality Act 2010 and/ or the Employment Equality (Religion or Belief) Regulations 2003;

(xii)	discrimination, harassment and/or victimisation related to age under the Equality Act 2010 and/ or the Employment Equality (Age) Regulations 2006;

(xiii)	a claim under the Protection from Harassment Act 1997;

(xiv)	a claim under the Data Protection Act 1998.
The claims specified in this clause 15.2 (together the "Employee Claims") are claims which it is recognised you have or may have arising out of the circumstances surrounding your employment and its termination.

16.3
By your signature of this Agreement you agree that you shall not institute or commence any claims, actions or proceedings against the Company or any Group Company in relation to the Identified Issues before any Employment Tribunal or court whether in respect of the Employee Claims or otherwise.

16.4
The Company confirms that it has no intention of bringing a claim against you on the basis of the facts as it understands them. You warrant that you are not aware of any facts which may give rise to a claim against you by the Company.

17.	REPRESENTATIONS AND WARRANTIES

17.1	You represent and warrant as a strict condition of the Company entering into this Agreement that:

(d)
having taken independent legal advice, you have previously notified to the Company in writing any and all potential claims of any nature that you have or may have against the Company or any Group Company and that you have no other complaints or grounds for any claim whatsoever against the Company in relation to the Identified Issues, including, without limitation, the Employee Claims and you are not aware of any claim or any facts which could give rise to any claim which is not being settled under this Agreement;

(e)	you are not aware of any facts or matters which might give rise to a claim for personal injury against the Company and/or any of its Group Companies;

(f)	you are not aware of any facts or matters which might give rise to a dispute between you, the Company, any of its Group Companies and/or the pension trustees in respect of your pension rights;

(g)	you have made a full and frank disclosure to the Adviser of all matters which might reasonably affect the willingness of the Company to enter into this Agreement;

(h)
you have not commenced any action against the Company or any Group Company and will not commence or continue any action in relation to the Employee Claims or otherwise arising out of the Identified Issues;

(i)	you have not made nor will you make any reference to the Information Commissioner in relation to any alleged breach of the Data Protection Act 1998 by the Company or any Group Company;

(j)	as at the date of signature of this Agreement, you have not breached the confidentiality obligations in your Service Agreement; and

(k)	as at the date of signature of this Agreement, you have not done or omitted to do anything which would entitle the Company to summarily dismiss you without compensation.

17.2
You acknowledge that the Company is relying on clauses 15, 16 and 17 in deciding to enter into this Agreement. If you breach any of these provisions and a judgment or order is made against the Company or any Group Company, you acknowledge that any such company will have a claim against you for damages of not less than the amount of the judgment or order.

18.	COMPROMISE AND SETTLEMENT AGREEMENTS

18.1
You acknowledge that the conditions regulating compromise and/or settlement agreements (as appropriate) in the following sections are satisfied: section 203(3) of the Employment Rights Act 1996, Section 77(4A) of the Sex Discrimination Act 1975, section 72(4A) of the Race Relations Act 1976, Paragraph 2(2) of Schedule 3A, Part 1 of the Disability Discrimination Act 1995, Regulation 35(3) of the Working Time Regulations 1998, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 4 Part 1 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006, section 147(3) of the Equality Act 2010.

18.2	You acknowledge that this agreement relates to any matters over which an Employment Tribunal may have jurisdiction including, without limitation, the Employee Claims.

18.3	You confirm that you have received legal advice from your Adviser.

18.4
You have provided the name of your Adviser from whom you have taken this advice and the name and address of the organisation for whom your Adviser works and your Adviser has signed the certificate set out in Schedule 3 to this Agreement.

19.	MISCELLANEOUS

19.1
Save for any Group Company a person, firm, company or organisation who or which is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. The consent of a third party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred in this Agreement on that third party.

19.2
Although marked "without prejudice" and "subject to contract", once the Agreement has been signed by the Company and by you and the certificate attached to this Agreement has been signed by your Adviser it shall be treated as an open agreement and binding between the Company and you.

19.3
This Agreement may be executed by the parties in separate counterparts each of which shall be an original but all of which shall constitute one and the same instrument. This Agreement is not effective until each party has executed at least one counterpart and the Adviser has signed the Adviser's certificate.

19.4	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

19.5
This Agreement constitutes the entire agreement between the parties on the termination of your employment and except where expressly incorporated supersedes all other agreements, negotiations and discussions, whether written or oral.

20.	APPLICABLE LAW AND JURISDICTION
English law shall apply to this Agreement and the parties submit to the exclusive jurisdiction of the English courts.

Signed by Carl-Olav Scheible	/s/ Carl-Olav Scheible
Signed for and on behalf of the Company	/s/ Coleen Highfield
Name: Coleen Highfield Job title: Vice President, Human Resources (Europe and Africa)
SCHEDULE 1
Agreed Reference

SCHEDULE 2
Resignation of directorship

SCHEDULE 3
Certificate from the independent legal adviser

SCHEDULE 4
Announcement